UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2014 (May 17, 2014)

STAFFING 360 SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54515	68-0680859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

641 Lexington Ave

Suite 1526

New York, NY 10022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 212.634.6410

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.01 Completion of Acquisition of Disposition of Assets.

On May 17, 2014 (the “Closing Date”), Staffing 360 Solutions, Inc. (the “Company” or “we”) consummated (the “Closing”) the acquisition (the “Acquisition”) of 100% of the issued and outstanding capital stock of PeopleSERVE, Inc., a Massachusetts corporation (“PS”), and forty-nine percent (49%) of the issued and outstanding capital stock of PeopleSERVE PRS, Inc., a Massachusetts corporation (“PRS”, together with PS, collectively the “Acquired Companies”), pursuant to a definitive Stock Purchase Agreement (the “Purchase Agreement”) dated May 17, 2014, by and among the Company, the Acquired Companies and Linda Moraski, sole owner of all of the issued and outstanding capital stock of the Acquired Companies (“Seller”).

In connection with the purchase of the capital stock of the Acquired Companies, the Company agreed to pay to Seller an aggregate purchase price (the “Purchase Price”) of approximately $6,764,188 based upon a formula in the Purchase Agreement. Immediately prior to the Closing, Seller provided the Company with a certificate setting forth the Seller’s good faith estimate of (i) the Purchase Price (the “Estimated Purchase Price”), including the calculation of the Adjusted EBITDA (as defined in the Purchase Agreement) of each Acquired Company for the twelve (12) fiscal months period ending April 26, 2014, and (ii) the Net Working Capital (as defined in the Purchase Agreement).

At the Closing, the Company paid to the Seller the Purchase Price as follows (which such Purchase Price may be adjusted based on the Purchase Price Adjustment Amount (as defined below)):

(i) cash in an amount equal to forty percent (40%) of the Estimated Purchase Price, or $2,705,675;

(ii) delivered to the Seller restricted shares of the Company’s common stock (the “Common Stock”), equal in total value of twenty-five percent (25%) of the Estimated Purchase Price based on a fixed price of $1.50 per share, or 1,127,365 shares of Common Stock; and

(iii) delivered an unsecured promissory note (the “Promissory Note”) with an initial principal amount equal to thirty-five percent (35%) of the Estimated Purchase Price, or $2,367,466.

The shares of Common Stock issued pursuant to the Purchase Agreement are subject to lock-up restrictions and piggy-back registration rights.

Pursuant to the terms of the Purchase Agreement, Seller is entitled to receive from the Acquired Companies all of the Net Working Capital and the Closing Accounts Receivable (as defined in the Purchase Agreement) as of the Closing Date, and the Company and the Acquired Companies shall have no right to, or obligations with respect to, such Net Working Capital or Closing Accounts Receivables, except as otherwise set forth in the Purchase Agreement.

The Purchase Price is subject to a Post-Closing Purchase Price Adjustment whereby within sixty (60) days of the Closing Date, audited financial statements for each of the Acquired Companies will be provided to the Company. Upon receipt of such audited financial statements, the Company will prepare and deliver to Seller a certificate that sets forth the Company’s determination of (i) the Purchase Price, including the calculation of the Adjusted EBITDA of each Acquired Company for the audited period and (ii) the calculation of the Net Working Capital. Once the Company and the Seller have agreed on the final financial statements as disclosed above, the Purchase Price shall be adjusted based on the Purchase Price Adjustment Amount, which means an amount equal to the finally determined Purchase Price as shown in the final financial statements minus the amount of the Estimated Purchase Price. In the event the Purchase Price is adjusted, the difference will either be paid to the Sellers or returned to the Company, as the case may be, in the same percentages of cash, shares of Common Stock and Promissory Note as the Purchase Price paid on the Closing (with a one-time payment by the appropriate party to catch-up on principal payments previously made under the Promissory Note).

Unless payments are otherwise suspended, as further described below, payments of the principal amount under the Promissory Note shall be made in monthly installments equal to one-thirty-sixth (1/36th) of the principal amount due on the date of issuance, with any remaining principal amount of, and all unpaid accrued interests on, the Promissory Note due and payable on the thirty-six (36) month anniversary of the issuance date. The Promissory Note bears an interest rate of six percent (6%) per annum. Payments under the Promissory Note may be suspended up to an aggregate of six (6) months in the event the Gross Profit (as defined in Promissory Note) of the Acquired Companies for any trailing twelve (12) full fiscal month period are less than eighty percent (80%) of the Closing Gross Profit (as defined in the Promissory Note), which such threshold percentage may be decreased under certain circumstances. If payments are suspended for more than six months, the principal amounts for the additional months and the interest on such principal will be forfeited by the Seller on the 42nd month anniversary of the Closing. In the event of default, including but not limited to failure to pay the amounts due under the Promissory Note, the Company is in material breach or default under the Note or certain limited provisions of the Purchase Agreement or any bankruptcy proceedings against the Company, the Seller may accelerate the maturity of the Promissory Note and declare all outstanding principal due under the Promissory Note, together with all accrued but unpaid interest, immediately due and payable.

Pursuant to the terms of the Purchase Agreement, the Seller entered into (i) an employment agreement with PS (the “PS Employment Agreement”), (ii) an employment agreement with PRS (the “PRS Employment Agreement”) and (iii) a noncompetition agreement (the “Noncompetition Agreement”). The PS Employment Agreement provides that the Seller will be employed by PS as the President and Chief Executive Officer of PS for a term of three (3) years, provided however such term shall automatically renew for one-year terms commencing on the three (3) year anniversary of the effective date of the PS Employment Agreement unless notice of non-renewal is provided at least 180 days prior to such renewal. The Seller shall receive a base salary of $112,500 per year, which such base salary is subject to increase based on the Consumer Price Index. Further, Seller will be entitled to receive an annual commission equal to the sum of (i) three percent (3%) of the Gross Profit (as defined in the Promissory Note) of the Acquired Companies for such fiscal year plus (ii) two and one-half percent (2.5%) of the amount that Gross Profit of the Acquired Companies for such fiscal year exceeds the Closing Gross Profit (as defined in the Promissory Note). In addition, Seller shall also be entitled to an annual bonus (as provided in the PS Employment Agreement), certain benefits, eligibility to participate in the Company’s stock incentive plan and certain expense reimbursements. The Seller’s employment may be terminated in the event of death, disability, Cause or Voluntary Termination, Without Cause or For Good Reason (as each term in defined in the PS Employment Agreement), which the severance compensation payable to Seller is contingent upon the reason for termination.

Further, at the Closing, the Seller entered into the PRS Employment Agreement. The terms of the PRS Employment Agreement are substantially similar to the PS Employment Agreement, provided, however, under the PRS Employment Agreement the Seller is only entitled to a base salary of $37,500, subject to increase based on CPI, paid time off, and reimbursement of certain business expenses. The Seller is not entitled to any commissions or bonuses pursuant to the PRS Employment Agreement.

Pursuant to the terms of the Noncompetition Agreement, the Seller agreed that for a period from the Closing through the later of (i) the first anniversary of the Closing Date or (ii) the twelve (12) month anniversary of the termination of Seller’s service with PS in all capacities, the Seller will not compete PS in the Commonwealth of Massachusetts or any other market in which the PS provides substantial Competing Services (as defined in the Noncompetition Agreement). The Noncompetition Agreement also provides for non-solicitation of employees, customers and suppliers and non-disparagement provisions. The terms of the Noncompetition Agreement were also incorporated into the PRS employment Agreement so as to apply to PRS. The non-competition (but not the non-solicit provisions) cease in the event that Seller’s employment from PS is terminated without Cause or for Good Reason (as each such term is defined in the PS Employment Agreement).

The description of the Purchase Agreement, Promissory Note, PS Employment Agreement, PRS Employment Agreement and Non-Compete Agreement are qualified in their entirety by reference to the complete text of the Purchase Agreement, Promissory Note, PS Employment Agreement, PRS Employment Agreement and Noncompetition Agreement which are attached hereto as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5.

Item 3.02 Unregistered Sales of Equity Securities.

The Acquisition

Pursuant to the Purchase Agreement, on the Closing Date the Company issued an aggregate of 1,127,365 shares of its Common Stock to the Seller as a portion of the Purchase Price in exchange for shares representing 100% of the issued and outstanding common stock of PS and 49% of the issued and outstanding common stock of PRS. The shares of Common Stock of the Company issued to the Seller were not registered under the Securities Act of 1933, as amended (the “Securities Act”).  These securities qualified for exemption under Section 4(a)(2) of the Securities Act.

Private Placement Offering

On May 19, 2014, the Company completed an initial closing of its best efforts private offering (the “Offering”) of 12% Convertible Bonds (the “Bonds”) with certain accredited investors (the “Purchasers”). Pursuant to a bond purchase agreement with the Purchasers (the “Bond Agreement”), the Company issued to the Purchasers Bonds for an aggregate of $2,848,500 to a total of 51 accredited investors. Such Bonds mature on October 15, 2014 (the “Maturity Date”), unless voluntarily converted. On or prior to the Maturity Date, the Purchaser must notify the Company whether the payment for the Bond will be made in cash or as payment-in-kind in comparably valued Common Stock of the Company. The Purchasers may elect to convert the Bonds, including all accrued but unpaid coupon payments at any time prior to the Maturity Date into restricted shares of Common Stock at a conversion price of $1.50 per share.

In addition to the Bonds, each Purchaser of the Bonds received equity consideration at a rate of 5,000 shares (the “Equity Consideration”) of Common Stock for each $50,000 investment. Accordingly, the Company will issue an aggregate of 284,850 shares of Common Stock to the Purchasers. The Bonds and Equity Consideration qualified for exemption under Rule 506(b) promulgated under Section 4(a)(2) of the Securities Act since the issuance of these securities by the Company did not involve a “public offering.”

Item 8.01. Other Events.

On May 20, 2014, the Company issued a press release announcing the Acquisition and the initial closing of the Bond Offering, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.   Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial statements of the Acquired Companies and the accompanying notes will be filed within 75 days after the Closing.

(b) Pro Forma Financial Information.

The unaudited Pro Forma Consolidation Financial Statements of the Company and the accompanying notes will be filed within 75 days after the Closing.

(d) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.	Description
10.1	Stock Purchase Agreement
10.2	Form of Promissory Note
10.3	Form of Employment Agreement with PS
10.4	Form of Employment Agreement with PRS
10.5	Form of Noncompetition Agreement
99.1	Press Release dated May 20, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 20, 2014

STAFFING 360 SOLUTIONS, INC.

By:	/s/ Alfonso J. Cervantes
Alfonso J. Cervantes President